Exhibit 99.1

FOR IMMEDIATE RELEASE

February 17, 2004

VALSPAR ANNOUNCES FIRST QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA — The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, today reported net income for the first quarter ended January 30, 2004 of $18,386,000 versus net income of $15,618,000 for the comparable period last year. Diluted earnings were $0.35 per share, up 17% from $0.30 reported a year ago. Sales for the quarter increased 7% to $501,591,000, compared to $468,971,000 last year.

Commenting on the first quarter, Richard M. Rompala, Chairman and Chief Executive Officer, said, “First quarter results reflect continuing strength in our Paints (architectural, automotive and specialty) segment and progressive improvements in our Coatings (packaging and industrial) segment. Our improved revenue growth has been driven by strength in our core domestic business and the positive impact of currencies on our international operations. There is no effect in our first quarter operating results from our recently announced acquisition of De Beer Lakfabrieken B.V. We expect De Beer to add approximately $50 million in annualized sales and to be slightly accretive to earnings for the balance of this year. We continue to focus on cost reduction initiatives to counter raw material cost pressures. We believe we are well positioned to benefit from a recovery in the industrial economy and to participate in consolidation opportunities as they occur.”

For further information, contact Deborah D. Weiss, Vice President and Treasurer of Valspar at 612-375-7302.

Note: Valspar will host a conference call on Tuesday, February 17th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 720186.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended January 30, 2004 and January 24, 2003

(Dollars in thousands, except per share amounts)	First Quarter (Unaudited)	First Quarter (Unaudited)

	2004	2003

Net Sales	$501,591	$468,971
Cost of Sales	345,239	325,323
Operating Expenses	116,100	106,501

Income From Operations	40,252	37,147
Interest Expense	10,390	11,817
Other Expense/(Income), Net	207	140

Income Before Income Taxes	29,655	25,190
Income Taxes	11,269	9,572

Net Income	$18,386	$15,618

Net Income per Common Share–basic	$0.36	$0.31
Net Income per Common Share–diluted	$0.35	$0.30

Average Number of Shares O/S–basic	50,874,763	50,205,519
Average Number of Shares O/S–diluted	52,602,010	51,558,029

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	January 30, 2004	October 31, 2003	January 24, 2003

	(Unaudited)		(Unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$38,854	$41,589	$26,967
Accounts Receivable, Net	390,852	385,178	352,917
Inventories	208,078	192,251	218,746
Other	112,686	119,813	107,541

Total Current Assets	750,470	738,831	706,171
Goodwill, Net	1,004,445	961,915	946,476
Other Assets, Net	387,173	381,559	381,938
Property, Plant & Equipment, Net	422,172	414,219	402,919

Total Assets	$2,564,260	$2,496,524	$2,437,504

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$76,400	$26,200	$55,607
Trade Accounts Payable	188,648	202,713	178,386
Income Taxes	48,000	48,458	32,965
Accrued Liabilities	211,162	253,692	220,281

Total Current Liabilities	524,210	531,063	487,239
Long Term Debt	790,885	749,199	890,236
Deferred Liabilities	352,175	346,945	300,273
Stockholders’ Equity	896,990	869,317	759,756

Total Liabilities and Stockholders’ Equity	$2,564,260	$2,496,524	$2,437,504